Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Xenon Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	Other	275,000	$58.40 (2)	$16,060,000	$138.10 per $1,000,000	$2,217.89
Total Offering Amounts					$16,060,000		$2,217.89
Total Fee Offsets							—
Net Fee Due							$2,217.89

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares of the Registrant that become issuable under the Amended and Restated 2025 Inducement Equity Incentive Plan (the “Amended and Restated 2025 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding common shares.
(2)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $58.40 per share, the average of the high and low prices of the Registrant’s common shares as reported on The Nasdaq Global Market on April 10, 2026.